Exhibit 10.7

ATM Payment direction letter

This ATM PAYMENT DIRECTION LETTER (this “Agreement”) is entered into as of October 9, 2026, between Co-Diagnostics, Inc. (the “Company”), and Maxim Group LLC (“Maxim”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Equity Distribution Agreement entered into on October 20, 2025 by and between the Company and Maxim, as further amended (the “ATM”). Other capitalized terms used herein shall have the meanings as they are defined in the Deposit Account Control Agreement dated as of October 9, 2026, among the Company, J.J. Astor & Co. and East West Bank (the “DACA”).

Background

The Company has issued notes to J.J. Astor & Co. (the “Lender”), pursuant to which all ATM Net Proceeds shall be directed to the DACA Account as set forth herein.

Agreement

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and Maxim hereby agree as follows:

1. ATM Net Proceeds. The Company hereby irrevocably and unconditionally directs Maxim to pay all net proceeds from the ATM, after deducting Maxim’s sales commissions and any other ATM expenses (“ATM Net Proceeds”), to the DACA Account at East West Bank identified on Schedule A, maintained by the Company and subject to the DACA. Maxim shall pay all ATM Net Proceeds to such account unless and until the Company notifies Maxim in writing that the DACA has been terminated.

2. Maxim Obligations. Maxim shall remit all ATM Net Proceeds to the DACA Account within three (3) business days following its receipt of ATM proceeds. Maxim, by agreeing to deposit ATM Net Proceeds in the DACA Account listed on Schedule A, is only doing so at the direction of the Company pursuant to Section 1 and assumes no further obligations associated with the underlying transactions the Company has entered into in connection with the DACA.

3. Construction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein. Any disputes that arise under this Agreement will be heard only in the state or federal courts located in the City of New York, State of New York. The parties hereto expressly agree to submit themselves to the jurisdiction of the foregoing courts in the City of New York, State of New York. The parties hereto expressly waive any rights they may have to contest the jurisdiction, venue or authority of any court sitting in the City and State of New York. In the event of the bringing of any action, or suit by a party hereto against the other party hereto, arising out of or relating to this Agreement, the party in whose favor the final judgment or award shall be entered shall be entitled to have and recover from the other party the costs and expenses incurred in connection therewith, including its reasonable attorneys’ fees. Any rights to trial by jury with respect to any such action, proceeding or suit are hereby waived by Maxim and the Company.

4. Counterparts. This Agreement may be executed in any number of counterparts, including facsimile signatures, which shall be deemed as original signatures. All executed counterparts shall constitute one agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its officer thereunto duly authorized as of the date first above indicated.

COMPANY
CO-DIAGNOSTICS, INC.

By:	/s/ Dwight H. Egan
Name:	Dwight H. Egan
Title:	Chief Executive Officer

MAXIM
MAXIM GROUP LLC

By:	/s/ Ritesh M. Veera
Name:	Ritesh M. Veera
Title:	Co-Head, Investment Banking